Draft 7/30/07
                                                    For Discussion Purposes Only


                        RESTRUCTURING SUPPORT AGREEMENT

          This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of July __, 2007 (the "Agreement") by and among (i) Bally Total Fitness Holding Corporation, a Delaware corporation ("BTF") and each of its affiliates that may or will constitute one of the debtors in the Chapter 11 Cases (collectively, "Bally"), and (ii) Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund L.P., and Liberation Investments, L.P. and Liberation Investments, Ltd. (each, a "Plan Support Party").

                                W H E R E A S :

          A. Bally contemplates a restructuring (the "Restructuring") pursuant to the terms of the form of plan of reorganization (the "Plan") attached hereto as Exhibit A.

          B. Bally and each Plan Support Party (each a "Party" and collectively, the "Parties") anticipate that the Restructuring will be implemented through the Plan and other documentation.

          NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Appendix to this Agreement.

2. Agreement Effective Date. This Agreement shall be effective at 12:01 a.m. prevailing Eastern Time on the date on which the following conditions have been satisfied (the "Agreement Effective Date"): (a) Bally shall have executed and delivered counterpart signature pages to this Agreement to the Plan Support Parties; (b) each of the Plan Support Parties shall have delivered to Bally an executed counterpart of this Agreement, and (c) the Investment Agreement has been duly executed by the parties thereto.

3. Commitment of Plan Support Parties. Subject to (i) the occurrence of the Agreement Effective Date, but prior to the occurrence of the Termination Date (if applicable), and (ii) delivery and review of the Definitive Documents, including, but not limited to, the Plan and the Disclosure Statement, and so long as the Definitive Documents are consistent with the terms of the Restructuring as set forth in the Plan, each Plan Support Party shall:

     (a) following the commencement of the Chapter 11 Cases, not (i) object, on any grounds, to confirmation of the Plan, except to the extent that the terms of the Plan to be confirmed are inconsistent with the terms contained in the Plan, or (ii) directly or indirectly seek, solicit, support or encourage (x) any objection to the Plan or (y) any other plan of reorganization or liquidation; and

     (b) not take any other action, including, without limitation, initiating any legal proceeding that is inconsistent with, or that would delay consummation of, the transactions embodied in the Plan, and upon completion, the Definitive Documents.

4. Bally Commitment. Subject to the provisions of the Investment Agreement, Bally shall use its reasonable best efforts to (i) support and complete the transactions embodied in the Plan and the Investment Agreement, (ii) do all things reasonably necessary and appropriate in furtherance of the transactions embodied in the Plan and the Investment Agreement, including, without limitation
(x) filing a motion and seeking Court approval of Bally's assumption of the Investment Agreement, (y) taking all steps reasonably necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan on or before [________________], 2007, and (z) taking all steps reasonably necessary and desirable to cause the effective date of the Plan to occur on or before [________________], 2007, (iii) obtain any and all required regulatory and/or third-party approvals for the transactions embodied in the Plan and the Investment Agreement, and (iv) not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Restructuring and the transactions embodied in the Plan and the Investment Agreement.

5. Termination. This Agreement may be terminated and shall thereafter be of no further force or effect upon the termination of the Investment Agreement. As to any Plan Support Party, the date on which such Plan Support Party delivers a notice to the Investors of the occurrence of a Termination Event shall be referred to as the "Termination Date".

6. Transfer of Common Stock. If, following execution of this Agreement by a Plan Support Party, such Plan Support Party hypothecates, pledges, conveys, transfers, assigns or sells (collectively, a "Transfer") all or a part of the Common Stock held by such Plan Support Party to any Person (each such Person, a "Transferee"), Transferee must, as a condition precedent to the settlement of such Transfer, execute an assumption in substantially the form set forth hereto as Exhibit B (the "Assumption Agreement"). To the maximum extent permitted by applicable law, any Transfer that is made in violation of the immediately preceding sentence shall be null and void. A Plan Support Party shall provide to Bally a copy of the executed Assumption Agreement within three Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer.

7. Plan Support Party Representations. Each Plan Support Party severally and not jointly represents and warrants to each other Party that:

     a) as of the date of this Agreement, it is the beneficial owner of the face amount of the Common Stock, or is the nominee, investment manager or advisor for beneficial holders of the Common Stock, as such Plan Support Party has represented in writing to counsel for Bally, which amount Bally and each Plan Support Party understands and acknowledges is proprietary and confidential to such Plan Support Party;

     b) other than pursuant to this Agreement, such Common Stock is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Plan Support Party's performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

     c) as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

8. Cooperation. Prior to the commencement of and during the Chapter 11 Cases, Bally shall, except (a) in an emergency where it is not reasonably practicable or (b) upon consent of counsel to the Plan Support Parties, provide draft copies of all motions or applications and other documents Bally intends to file with the Bankruptcy Court to counsel for the Plan Support Parties no later than three Business Days prior to the date when Bally intends to file any such document and shall consult in good faith with counsel to the Plan Support Parties regarding the form and substance of any such proposed filing with the Bankruptcy Court.

9. Service on Official Committee. Notwithstanding anything herein to the contrary, if a Plan Support Party is appointed to and serves on an official committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed to limit such Plan Support Party's exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Plan Support Party of any obligations to support confirmation of the Plan; provided, further, that nothing in this Agreement shall be construed as requiring any Plan Support Party to serve on any official committee in the Chapter 11 Cases.

10. Party Representations. Each Party represents to each other Party that, as of the date of this Agreement, such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

11. Entire Agreement. This Agreement, including schedules and annexes, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Plan Support Party shall survive this Agreement and shall continue to be in full force and effect, in accordance with the terms thereof, irrespective of the terms hereof; provided, further, that the Parties shall enter into various definitive documents upon the effective date of the Plan to give effect to the transactions contemplated in this Agreement.

12. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of Bally and in contemplation of a possible bankruptcy filing by Bally, and (a) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court,
(b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Bally hereby waives its right to assert a contrary position in the Bally bankruptcy cases, if any, with respect to the foregoing.

13. Acquisition of Additional Common Stock. This Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Common Stock; provided, however, that any such additional Common Stock automatically shall be deemed to be subject to the terms of this Agreement. A Plan Support Party shall notify counsel for the Plan Support Parties, in writing, of any Common Stock acquired by it within three Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.

14. Public Announcements. Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, neither Bally nor the Plan Support Parties shall, nor shall they permit any of their respective affiliates to, make any public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby or by the Definitive Documents without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the forgoing Bally shall issue a press release no later than 8:00 a.m. prevailing Eastern Time on [___________], 2007 substantially in the form attached hereto as Exhibit D, and shall promptly thereafter, file with the SEC a current report on Form 8-K filing the press release, this Agreement, and the Plan. Notwithstanding the forgoing, if Bally fails to issue a press release in compliance with the previous sentence, any of the Plan Support Parties may issue a press release containing all material information relating to the transactions contemplated hereby.

15. Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party's rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

17. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of Bally and each Plan Support Party.

18. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

19. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

20. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint. In this regard, it is understood and agreed that any Plan Support Party may, subject to compliance with paragraphs 6 and 13 of this Agreement, trade in the Common Stock or other debt or equity securities of Bally and its Subsidiaries without the consent of Bally or any other Plan Support Party, subject to applicable securities laws. No Plan Support Party shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement.

21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state's choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

22. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile or electronic transmission or mailed (first class postage prepaid) to the parties at the following addresses, email addresses, or facsimile numbers:

          If to a Plan Support Party, to the address set forth beneath such Plan Support Party's name below, with a copy to:

          Kasowitz, Benson, Torres & Friedman LLP
          1633 Broadway
          New York, New York 10019
          Attention:  Andrew K. Glenn (aglenn@kasowitz.com)
          Tel:  (212) 507-1700
          Fax:  (212) 507-1800

          Kramer Levin Naftalis & Frankel LLP
          1177 Avenue of the Americas
          New York, New York 10036
          Attn:  Shari K. Krouner, Esq. (skrouner@kramerlevin.com)
          Tel:  (212) 715-9222
          Fax: (212) 715-8000

          If to Bally:

          Bally Total Fitness Holding Corporation
          8700 West Bryn Mawr Avenue
          Chicago, IL  60631
          Attn:    Marc D. Bassewitz
          Facsimile:  (773) 399-0126

          with a copy to:

          Latham & Watkins LLP
          Sears Tower, Suite 5800
          233 South Wacker Drive
          Chicago, IL  60606
          Attn:    Mark D. Gerstein, Esq. (mark.gerstein@lw.com)
          Attn:    David S. Heller, Esq. (david.heller@lw.com)
          Facsimile:  (312) 993-9767

23. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

24. Not a Solicitation. This Agreement does not constitute (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, or (b) a solicitation of votes on a chapter 11 plan of reorganization for purposes of the Bankruptcy Code.

                            [Signature Pages Follow]

          IN WITNESS WHEREOF, Bally and the Plan Support Parties have executed this Agreement as of the date first written above.



                                 BALLY TOTAL FITNESS HOLDING CORPORATION


                                 By:   _________________________________
                                 Name:
                                 Title:


                                 On behalf of the Subsidiary Guarantors listed on Exhibit C hereto:


                                 By:   _________________________________
                                 Name:
                                 Title:

          The undersigned agrees to this Restructuring Support Agreement and to become a Plan Support Party.


                                 PLAN SUPPORT PARTY:


                                 __________________________


                                 By:   _________________________________
                                 Name:
                                 Title:
                                 Address: ______________________________
                                          ______________________________
                                          ______________________________


                                          ______________________________
                                          Facsimile No.:
                                          Attn.:

                            Appendix - Defined Terms


The following terms shall have the following definitions:

"Bankruptcy Code" means title 11 of the United States Code.

"Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

"Chapter 11 Cases" means the voluntary chapter 11 proceedings to be commenced by the Filing Entities for the principal purpose of consummating the Plan.

"Common Stock" means common stock in BTF.

"Definitive Documents" means the Investment Agreement, the Disclosure Statement, the Plan, the DIP Financing, the Exit Financing, and all related documents, exhibits, annexes, and schedules, as such documents may be amended, modified or supplemented from time to time in accordance with the terms hereof, reflecting the transactions embodied in the Plan, which documents shall contain terms (i) substantially in accordance with the terms set forth in the Plan and (ii) with respect to terms not set forth in, and not inconsistent with, the Plan, reasonably acceptable to each of the Plan Support Parties, which acceptance shall not be unreasonably withheld or delayed.

"DIP Financing" means that certain debtor in possession financing to be described in the DIP Term Sheet (which shall be attached to the Disclosure Statement).

"Disclosure Statement" means the disclosure statement in respect of the Plan describing, among other things, the transactions contemplated by the Plan.

"Exit Financing" means that certain exit financing to be described in the Exit Financing Term Sheet (which shall be attached to the Disclosure Statement).

"Investment Agreement" means the agreement to be executed by Ball and the Investors for an equity contribution to be made by the Investors in the amount of [___] pursuant to the Plan.

"Investors" means, collectively, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P.

"Liberation" means Liberation Investment Group and its affiliates.

"Person" means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any legal entity or association.

"Plan Support Parties", and each individually, a "Plan Support Party", means the holders of Common Stock that are party to this Agreement.

                                    Exhibit A

                             Plan of Reorganization
                             ----------------------

                                    Exhibit B

                              Assumption Agreement
                              --------------------


          Reference is hereby made to that certain Restructuring Support Agreement (as such agreement may be amended, modified or supplemented from time to time, the "Restructuring Support Agreement") among Bally Total Fitness Holding Corporation, the Bally Subsidiaries and the shareholders party thereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement. As a condition precedent to becoming the beneficial holder or owner of [_____] shares of Common Stock (as defined in the Restructuring Support Agreement), the undersigned ______________ (the "Transferee"), hereby agrees to become bound by the terms, conditions and obligations set forth in the Restructuring Support Agreement. This Assumption Agreement shall take effect and shall become an integral part of the Restructuring Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Restructuring Support Agreement as of the date thereof.

          IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by each of the undersigned as of the date specified below.

          Date:  __________, 200[_]


__________________________________           ___________________________________
Name of Transferor                           Name of Transferee


__________________________________           ___________________________________
Authorized Signatory of Transferor           Authorized Signatory of Transferee


__________________________________           ___________________________________
(Type or Print Name and Title                (Type or Print Name and Title of
of Authorized Signatory)                     Authorized Signatory)

                                             Address of Plan Support Party:

                                             ___________________________________
                                             ___________________________________
                                             ___________________________________

                                             Attn:  ____________________________
                                             Tel:   ____________________________
                                             Fax:   ____________________________
                                             Email: ____________________________

                                    Exhibit C

                          List of Subsidiary Guarantors
                          -----------------------------


                         BALLY FITNESS FRANCHISING, INC.
                         BALLY FRANCHISE RSC, INC.
                         BALLY FRANCHISING HOLDINGS, INC.
                         BALLY TOTAL FITNESS CORPORATION
                         BALLY TOTAL FITNESS HOLDING CORPORATION
                         BALLY TOTAL FITNESS INTERNATIONAL, INC.
                         BALLY TOTAL FITNESS OF MISSOURI, INC.
                         BALLY TOTAL FITNESS OF TOLEDO, INC.
                         BALLY REFS WEST HARTFORD, LLC
                         BALLY TOTAL FITNESS OF CONNECTICUT COAST, INC. BALLY TOTAL FITNESS OF CONNECTICUT VALLEY, INC. GREATER PHILLY NO. 1 HOLDING COMPANY
                         GREATER PHILLY NO. 2 HOLDING COMPANY
                         HEALTH & TENNIS CORPORATION OF NEW YORK
                         HOLIDAY HEALTH CLUBS OF THE EAST COAST, INC.
                         BALLY TOTAL FITNESS OF UPSTATE NEW YORK, INC. BALLY TOTAL FITNESS OF COLORADO, INC.
                         BALLY TOTAL FITNESS OF THE SOUTHEAST, INC.
                         HOLIDAY/ SOUTHEAST HOLDING CORP.
                         BALLY TOTAL FITNESS OF CALIFORNIA, INC.
                         BALLY TOTAL FITNESS OF THE MID-ATLANTIC, INC. BTF/CFI, INC.
                         BALLY TOTAL FITNESS OF GREATER NEW YORK, INC. JACK LA LANNE HOLDING CORP.
                         BALLY SPORTS CLUBS, INC.
                         NEW FITNESS HOLDING CO., INC.
                         NYCON HOLDING CO., INC.
                         BALLY TOTAL FITNESS OF PHILADELPHIA, INC.
                         BALLY TOTAL FITNESS OF RHODE ISLAND, INC.
                         RHODE ISLAND HOLDING COMPANY
                         BALLY TOTAL FITNESS OF THE MIDWEST, INC.
                         BALLY TOTAL FITNESS OF MINNESOTA, INC.
                         TIDELANDS HOLIDAY HEALTH CLUBS, INC.
                         U.S. HEALTH, INC.
                         BALLY TOTAL FITNESS FRANCHISING, INC.

                                    Exhibit D

                                  PRESS RELEASE
                                  -------------
















SK 03773 0003 797398